EXHIBIT 23.6

[Letterhead]

October 1, 2003

Great Lakes Capital Acceptance, LLC

27 East Monroe Street

Suite 700

Chicago, IL 60603

Re: Form SB-2 Registration Statement Consent

Ladies and Gentlemen:

I, Matthew Fiascone, hereby consent to the use of my name and biographical information and any references to me as a nominee manager of Great Lakes Capital Acceptance, LLC (the “Company”) in the Company’s Registration Statement on Form SB-2 and/or related materials. The attached biographical information is true and correct in all material respects.

/s/ Matthew Fiascone

Matthew Fiascone Title: Nominee Manager